Exhibit 2.3

Transition Services Agreement

by and between

The Procter & Gamble Company

and

Company

Effective as of October 30, 2009

TABLE OF CONTENTS

PAGE

ARTICLE 1

DEFINITIONS

ARTICLE 2

TERM; SERVICES AND CONTROLS PROCESS

Section 2.01.	Term	6
Section 2.02.	Scope of Services	6
Section 2.03.	Performance	6
Section 2.04.	Substantive Business Decisions; Compliance; Medical Decisions	7

ARTICLE 3
SERVICE PROVIDER SUBCONTRACTORS

Section 3.01.	Subcontractors	8

ARTICLE 4
RELATIONSHIP MANAGEMENT

Section 4.01.	Relationship Managers	8
Section 4.02.	Regulatory Review	9
Section 4.03.	Books and Records	9
Section 4.04.	Change Management Process	9

ARTICLE 5
FACILITIES; PERSONNEL

Section 5.01.	Use of Customer Facilities	10
Section 5.02.	Service Provider Facilities and Systems	10
Section 5.03.	Unavailability of Service Provider Personnel; Access to Service Provider Consultants and Legal Advisors	10

ARTICLE 6
TECHNOLOGY, SOFTWARE AND PROPRIETARY RIGHTS

Section 6.01.	Customer Owned Technology	12
Section 6.02.	Service Provider Owned Technology	12
Section 6.03.	No Implied Licenses; Residuals	12
Section 6.04.	Required Consents	13

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ARTICLE 7
CUSTOMER DATA AND PHYSICAL SECURITY

Section 7.01.	Definition	13
Section 7.02.	Ownership	14
Section 7.03.	Data Security	14
Section 7.04.	Physical Security for Facilities	14
Section 7.05.	HIPAA and Data Protection	14

ARTICLE 8
CONFIDENTIALITY

Section 8.01.	Confidential Information	14
Section 8.02.	Obligations	14
Section 8.03.	Exceptions To Confidential Treatment	15
Section 8.04.	Return or Destruction	15

ARTICLE 9
COMPENSATION

Section 9.01.	Service Fee	15
Section 9.02.	Other Expenses	16
Section 9.03.	Taxes	16
Section 9.04.	Invoicing and Payment	16

ARTICLE 10
REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 10.01.	Representations and Warranties	18
Section 10.02.	Standard of Care	18
Section 10.03.	Disclaimer	18

ARTICLE 11
INDEMNITIES, PROCEDURES AND LIMITATIONS

Section 11.01.	Indemnification by Customer	19
Section 11.02.	Indemnification by Service Provider	19
Section 11.03.	Indemnification Procedures; Calculation of Indemnity Payments	20
Section 11.04.	Limitations on Liability	20
Section 11.05.	Indemnification and Limitations on Liability Relating to Negligence and Strict Liability	21
Section 11.06.	Sole Remedy	21
Section 11.07.	Waiver of Subrogation	21

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SCHEDULES
Schedule A	–	Services
Schedule A-1	–	Order to Cash
Schedule A-2	–	Plants
Schedule A-3	–	Sales and Marketing
Schedule A-4	–	R&D and Regulatory
Schedule A-5	–	Workplace & Infrastructure Solutions
Schedule A-6	–	Finance
Schedule A-7	–	Human Resources
Schedule A-8	–	Purchasing & Product Supply Management
Schedule A-9	–	GBS
Schedule A-10	–	Legal
Schedule A-11	–	One Time Costs
Schedule B	–	Pricing
Schedule C	–	Service Provider Consultants
Schedule D	–	P&G Domestic Facilities to be Licensed to Purchaser
Schedule E	–	P&G Foreign Facilities to be Licensed to Purchaser

iii

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into effective October 30, 2009 (the “Effective Date”) by and between Warner Chilcott plc, a public limited company organized under the laws of Ireland (“Customer”) and The Procter & Gamble Company, an Ohio corporation (“Service Provider”).

WHEREAS, Customer desires to obtain from Service Provider the information technology, business process and other services described in this Agreement and the schedules attached hereto (such schedules, the “Schedules”) on the terms and conditions as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

“Additional Services” has the meaning set forth in Section 2.03(a).

“Agreement” has the meaning set forth in the Preamble.

“Base Services” has the meaning set forth in Section 2.03(a).

“Change Management Process” has the meaning set forth in Section 4.04(a).

“Charges” has the meaning set forth in Section 9.01.

“Collections Completion Date” means 11:59 p.m. in the applicable jurisdiction on the last day for which Service Provider performs the Collection Services.

“Collection Services” has the meaning set forth in Section 9.04(a).

“Confidential Information” has the meaning set forth in Section 8.01.

“Consulting Services” has the meaning set forth in Section 5.03(b)(i).

“Customer” has the meaning set forth in the Preamble. References herein to “Customer” shall include the “Recipients” to the extent the context requires.

“Customer Data” has the meaning set forth in Section 7.01.

“Customer Equipment” means all Equipment owned or leased (other than from Service Provider) by Customer that is used in connection with the Services.

“Customer Facilities” has the meaning set forth in Section 5.01(a).

“Customer Indemnitees” has the meaning set forth in Section 11.02.

“Customer Owned Technology” has the meaning set forth in Section 6.01(a).

“Customer Software” means all Software owned by, or provided under license (other than from Service Provider) to, Customer that is used in connection with the Services (and all modifications, replacements, upgrades, enhancements, documentation, materials and media relating to the foregoing).

“Customer System” means an interconnected grouping of Customer Equipment and/or Customer Software that is used in connection with the Services, and all additions, modifications, substitutions, upgrades or enhancements thereto.

“Customer Technology” means Customer Owned Technology and Customer Third Party Technology.

“Customer Third Party Technology” means all Technology licensed (other than by Service Provider) to Customer that is provided to Service Provider for use in connection with the Services.

“Default” has the meaning set forth in Section 12.01(a).

“Dispute Date” has the meaning set forth in Section 13.05.

“Effective Date” has the meaning set forth in the Preamble.

“Equipment” means computer and telecommunications equipment (without regard to the entity owning or leasing such equipment) including: (i) servers, personal computers, and associated attachments, accessories, peripheral devices and other equipment; and (ii) private branch exchanges, multiplexors, modems, CSUs/DSUs, hubs, bridges, routers, switches and other telecommunications equipment.

“FDA” means the United States Food and Drug Administration.

“Force Majeure Event” has the meaning set forth in Section 13.06(a).

“Full Set of Interdependent Services” has the meaning set forth in Section 12.01(b)(ii).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“Indemnitee” means, as applicable, a Customer Indemnitee or Service Provider Indemnitee.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, databases, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Interest Rate” means a fluctuating interest rate equal at all times to the prime rate of interest announced publicly from time to time by Citibank, N.A. (or its successor or another major money center commercial bank agreed to by the Parties), plus three percent (3%), but in no case higher than the maximum rate permitted by Law.

“Losses” means losses, damages, liabilities, or expenses (including reasonable third-party legal fees and expenses in connection with the investigation or prosecution of any third-party claim or any claim solely between the Parties hereto).

“Net Remittance” means the amount payable by Service Provider to Customer or Customer to Service Provider, as the case may be, equaling, for any given period of time, Net Sales less the Charges, Out-of-Pocket Expenses, and Taxes related to the Services for each calendar month.

“Net Sales” means gross sales of Products to customers (WAC times units sold) less all sales related deductions as defined by US GAAP including, without limitation, quantity discounts, returns, cash discounts and all other payments to consumers and trade determined by Customer considering Service Provider’s accounting procedures applied based on past practices and the ordinary course of business prior to Closing.

“Notice of Intent to Terminate for Convenience” has the meaning set forth in Section 12.01(b)(i).

“Occupancy Arrangements” has the meaning set forth in Section 13.17.

“Orders” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement Contract or similar written Contract with, any Governmental Entity.

“Out-of-Pocket Expenses” has the meaning set forth in Section 9.02.

“Parties” shall mean Customer and Service Provider.

“Products” means the products sold by the Pharmaceuticals Business for which Service Provider provides the Collection Services.

“Purchase Agreement” means that certain Purchase Agreement, dated as of August 24, 2009, by and between Customer and Service Provider, relating to the acquisition of the Pharmaceuticals Business by Customer from Service Provider.

“Recipient” has the meaning set forth in Section 2.03(c).

“Recipient Personnel” means any employees of any Recipient.

“Relationship Manager” has the meaning set forth in Section 4.01.

“Remote Location” means any location where (i) Services are not provided either on the date of the execution of the Purchase Agreement or the Effective Date and (ii) Service Provider reasonably determines in good faith that the provision of Services at such location would materially increase Service Provider’s cost to provide such Services and Customer has not agreed to reimburse Service Provider for such costs.

“Required Consents” means (i) all consents required at any time to grant Service Provider the right to use and/or access Customer Third Party Technology, Customer Software, Customer Equipment, the Customer System and Recipient’s Software and Equipment in connection with providing the Services; (ii) all consents required at any time to grant Customer and the Recipients, to the extent necessary to exercise their rights or perform their obligations under this Agreement, the right to use and/or access Service Provider Technology, Service Provider Software, Service Provider Equipment and the Service Provider System; and (iii) all other consents, including consents to modification of third-party licenses or other Contracts, required from third parties at any time in connection with Service Provider’s provision of the Services.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Schedules” has the meaning set forth in the WHEREAS clause.

“Service Bundle” has the meaning set forth in Section 9.01.

“Service Provider” has the meaning set forth in the Preamble.

“Service Provider Affiliate” means any Affiliate of Service Provider.

“Service Provider Consultants” has the meaning set forth in Section 5.03(b)(i).

“Service Provider Equipment” means all Equipment owned or leased by Service Provider or a Service Provider Affiliate or Subcontractor and used in connection with the Services.

“Service Provider Facilities” has the meaning given in Section 5.02(a).

“Service Provider Indemnitees” has the meaning set forth in Section 11.01.

“Service Provider Owned Technology” has the meaning set forth in Section 6.02(a).

“Service Provider Personnel” means those employees, representatives, contractors and agents of Service Provider, Subcontractors and Service Provider Affiliates who perform any Services under this Agreement.

“Service Provider Software” means all software programs and programming owned by, or provided under license to, Service Provider and used to provide the Services (and all modifications, replacements, upgrades, enhancements, documentation, materials and media relating to the foregoing).

“Service Provider System” means an interconnected grouping of Service Provider Equipment and/or Service Provider Software used in connection with the Services, and all additions, modifications, substitutions, upgrades or enhancements thereto.

“Service Provider Technology” means Service Provider Owned Technology and Service Provider Third Party Technology.

“Service Provider Third Party Technology” means all Technology licensed (other than by Service Provider) to Customer that is provided to Service Provider for use in connection with the Services.

“Services” means the Base Services, the Consulting Services, any Additional Services and any Termination Assistance Services.

“Settlement Report” has the meaning set forth in Section 9.04(b).

“Software” means programs and programming (including the supporting documentation, media, on-line help facilities and tutorials).

“Subcontractors” means Service Provider’s contractors that perform a portion of the Services.

“Subsidiary” of any Person, means a corporation or other organization whether, incorporated or unincorporated, of which at least a majority of the securities, or interests having by the terms thereof ordinary voting power to elect at least a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or Controlled by such Person or by any one or more of its Subsidiaries.

“Technology” means all formulae; algorithms; processes; procedures; designs; ideas; concepts; research; inventions and invention disclosures (whether or not patentable or reduced to practice); know-how, proprietary information and methodologies; trade secrets; technology; computer software (in both object and source code form); databases; specifications; and all records thereof, including documentation, design documents and analyses, studies, programming tools, plans, models, flow charts, reports and drawings, and all Intellectual Property rights subsisting in any of the foregoing.

“Term” has the meaning set forth in Section 2.01.

“Termination Assistance Services” has the meaning set forth in Section 12.04.

“Termination for Convenience Notice” has the meaning set forth in Section 12.01(b).

Any capitalized term used but not defined herein will have the meaning set forth in the Purchase Agreement.

ARTICLE 2

TERM; SERVICES AND CONTROLS PROCESS

Section 2.01. Term. The term of this Agreement will begin on the Effective Date and end at midnight on the one (1) year anniversary of the Effective Date (the “Term”), unless earlier terminated in accordance with the terms of this Agreement. Customer may extend the Term as to all or any individual Service(s) (to the extent such individual Service(s) can be segregated from the other Services which are not being extended) for one month periods up to an aggregate of six (6) additional months by providing to Service Provider sixty (60) days advance written notice. The Parties will use reasonable best efforts to complete the transition of the Services from Service Provider to Customer within the first eighteen (18) months following the Effective Date. If such transition of the Services is not completed within such period the Parties will negotiate in good faith a further extension of the Term.

Section 2.02. Scope of Services. The Parties acknowledge and agree that the Services shall be provided solely to support the Pharmaceuticals Business as operated by Customer and its Subsidiaries during the Term.

Section 2.03. Performance.

(a) Performance. Service Provider will provide the services described in Schedule A (the “Base Services”) and the Consulting Services. Services provided by Service Provider under this Agreement may be provided by Service Provider directly or through any of its Subsidiaries at Service Provider’s discretion. To the extent that additional services may be required, but are not identified as a Base Service or a Consulting Service, Customer may request Service Provider to provide such additional services (each such additional service, an “Additional Service” and collectively the “Additional Services”). Upon Customer’s request, the Parties shall act reasonably and negotiate in good faith to determine and mutually agree as quickly as possible the scope of each Additional Service requested by Customer as well as the costs and duration of such Additional Services and, upon such mutual agreement, the Parties shall amend the Schedules to reflect the addition of any Additional Services, and, if necessary, the body of this Agreement. Unless otherwise agreed by the Parties, until the execution of any such amendments, Service Provider shall not be obligated to provide any such Additional Services.

(b) Commencement of Services. Unless otherwise specified on Schedule A, Service Provider will begin to provide the Base Services and the Consulting Services on the Effective Date; provided that, with respect to any Local Pharmaceutical Business that Service Provider operates pursuant to Section 5.22(c) of the Purchase Agreement, Service Provider will begin to provide the Base Services and the Consulting Services to any such Local Pharmaceutical Business on the date that closing occurs in such jurisdiction, and prior to any such closing, Charges for Services provided with respect to any such Local Pharmaceutical Business will not be made under this Agreement.

(c) Recipients. Service Provider will provide the Services to the Pharmaceuticals Business as operated by Customer and its Subsidiaries during the Term and, if requested by Customer, to Customer or any of Customer’s Subsidiaries to the extent required by Customer to conduct the Pharmaceuticals Business as operated by Customer and its Subsidiaries during the Term (each, a “Recipient”).

(d) Subsequent Adjustments. The Parties acknowledge (i) that certain Assets that may be required for the provision of the Services by Service Provider may have been included in the Pharmaceuticals Business Assets transferred to Customer at Closing and that, as a result, Service Provider may not be able to provide certain Services and (ii) that certain Services relating to Customer’s accounts payable and banking cannot be provided unless Customer establishes banking relationships with certain banks used by Service Provider. Accordingly, the Parties agree that, to the extent Service Provider cannot provide a Service due to either of the foregoing reasons, the Parties shall promptly amend Schedule A to reflect any necessary changes to the Services. If such change in the Services results in a material increase or decrease in the Services provided, then the Parties will make an equitable adjustment to the Charges to reflect the adjusted scope of the Services.

Section 2.04. Substantive Business Decisions; Compliance; Medical Decisions.

(a) Notwithstanding anything to the contrary contained in this Agreement or the accompanying Schedules, none of Service Provider, the Service Provider Affiliates, Subcontractors or the Service Provider Personnel shall make any substantive final business decisions with respect to Customer in performing the Services; it being understood, however, that Service Provider will, upon Customer’s request, make recommendations on the operation and management of the Pharmaceuticals Business as part of performing the Services. All substantive final business decisions made in connection with the business of Customer will be made exclusively by Customer. Subject to the terms of the Purchase Agreement, third-party claims arising from substantive final business decisions made in connection with the business of Customer, other than third-party claims subject to Service Provider’s indemnity obligations under Article 11, will be exclusively the liability of Customer.

(b) Notwithstanding anything to the contrary contained in this Agreement or the accompanying Schedules, Customer understands and agrees that Service Provider is not responsible for ensuring Customer’s regulatory and legal compliance, whether with respect to FDA matters, Sarbanes-Oxley, public financial reporting or otherwise, and that the Services are not a substitute for Customer’s performance of such compliance obligation or the engagement of advisors appropriate for such compliance. All regulatory and legal compliance matters relating to the business of Customer will be exclusively the responsibility of Customer. Subject to the terms of the Purchase Agreement, third-party claims arising from regulatory and legal compliance matters relating to the business of Customer, other than third-party claims subject to Service Provider’s indemnity obligations under Article 11, will be exclusively the liability of Customer.

(c) Notwithstanding anything to the contrary contained in this Agreement or the accompanying Schedules, Customer understands and agrees that Service Provider is not engaged in the practice of medicine and that the Services are not a substitute for competent medical and scientific advisors. All substantive final medical practice management and patient care decisions made in connection with the business of Customer will be made exclusively by Customer. Subject to the terms of the Purchase Agreement, third-party claims arising from substantive final medical practice management and patient care decisions made in connection with the business of Customer, other than third-party claims subject to Service Provider’s indemnity obligations under Article 11, will be exclusively the liability of Customer. Service Provider agrees that it will promptly notify Customer in the event that Service Provider or any of Service Provider Affiliates or Service Provider Personnel are debarred or convicted of a crime for which a person can be debarred under Section 306(a) or 306(b) of the Generic Drug Enforcement Act of 1992.

(d) Service Provider shall provide the Services in compliance with Law applicable to Service Provider.

(e) Each provision of this Agreement and the accompanying Schedules shall be interpreted in a manner consistent with this Section 2.04.

ARTICLE 3

SERVICE PROVIDER SUBCONTRACTORS

Section 3.01. Subcontractors.

(a) Use of Subcontractors. Service Provider reserves the right to use Subcontractors to assist Service Provider in the provision of the Services as Service Provider deems appropriate. On the Closing Date, Service Provider shall provide a list of any additional Subcontractors that have been engaged by Service Provider during the period between the execution date of the Purchase Agreement and the Closing to provide the Services. At any time following the Closing Date, Service Provider shall give Customer reasonable prior written notice of its intent to use any additional Subcontractors for the provision of any Services.

(b) Service Provider Responsibility for Subcontractors. Unless otherwise agreed in writing between Service Provider and Customer, Service Provider will be responsible for the Services performed by Subcontractors, and Service Provider will be Customer’s sole point of contact regarding the Services, including with respect to payment.

ARTICLE 4

RELATIONSHIP MANAGEMENT

Section 4.01. Relationship Managers. Each Party will appoint an individual (each, a “Relationship Manager”) who, from the Effective Date until replaced by the appointing Party, will serve as that Party’s representative under this Agreement during the Term. Each Relationship Manager will (a) have overall responsibility for managing and coordinating the performance of the appointing Party’s obligations under this Agreement, and (b) be authorized to act for and on behalf of the appointing Party concerning all matters relating to this Agreement. The Relationship Managers shall cooperate and be in contact either in person or over the phone on a regular basis. Neither Party will reassign a Relationship Manager, unless it provides at least ten (10) days prior written notice to the other Party. If a Party terminates the employment of or reassigns its Relationship Manager or its Relationship Manager resigns, dies or becomes disabled, such Party will appoint a new Relationship Manager within thirty (30) days after the reassignment, resignation, death or disability.

Section 4.02. Regulatory Review. Each Party will notify the other promptly of any formal request or Order by a Governmental Entity to examine records regarding Customer that are maintained by Service Provider or to examine Service Provider’s performance of the Services. Service Provider will cooperate with any such examination. Customer will reimburse Service Provider for the reasonable out-of-pocket costs Service Provider incurs in connection with such examination solely to the extent such examination relates to the Services or records regarding Customer.

Section 4.03. Books and Records. During the Term, Service Provider shall be provided with reasonable access, at no cost to Service Provider, to Customer’s books and records to the extent necessary for Service Provider to fulfill its obligations under this Agreement.

Section 4.04. Change Management Process.

(a) Service Provider will use the same change management process for changes to the Services that Service Provider uses to manage changes for Service Provider’s own businesses that use the same or similar services (the “Change Management Process”); provided that Service Provider shall remain responsible for the performance of Services in accordance with the terms of this Agreement, and provided further that Service Provider may not increase the Charges payable to Service Provider by Customer for any Service. Service Provider shall furnish to Customer substantially the same notice (with respect to the content and the timing of the notice) as Service Provider furnishes to its own organization with respect to such modifications or changes. In connection with the Change Management Process, Service Provider will give Customer at least sixty (60) days advance notice regarding any such change that would be reasonably expected to materially impact the Pharmaceuticals Business as operated by Customer and its Subsidiaries during the Term or Customer’s use of the Services. At Customer’s request, the Parties will immediately begin discussions in good faith to identify any reasonable accommodations of Customer’s needs or requests with respect to the changed Services, provided that the ultimate decision whether and how to implement any change in the Services shall be made solely by Service Provider, and Service Provider shall not be obligated to maintain any legacy system as an accommodation to Customer in the event of any such change in the Services. No advance notice by Service Provider to Customer shall be required in the event of any emergency need for a change in the Services, whether to maintain the Services or to maintain Service Provider’s provision of interrelated services internally or to third parties.

(b) For the avoidance of doubt, Service Provider reserves the right to make changes to the Services in the ordinary course of business to conduct Service Provider’s planned maintenance and upgrade activities; provided that Service Provider will provide notice as soon as is practicable, but never less than reasonable prior notice of any such planned maintenance and upgrade activities. Customer acknowledges that its failure to comply with Service Provider’s then-current work processes, policies, and procedures for use of the Services may impair performance or utility of the Services.

(c) In connection with any changes to the Services contemplated by Section 4.04(a) or Section 4.04(b), Service Provider shall use reasonable best efforts to minimize costs to be incurred by Customer and to otherwise minimize interruptions to the Pharmaceuticals Business as operated by Customer and its Subsidiaries during the Term, in particular during the transition of any Services to Customer or when Customer is otherwise completing activities or operations that may be particularly sensitive to its business (i.e., preparing financial statements to meet its public company reporting requirements).

ARTICLE 5

FACILITIES; PERSONNEL

Section 5.01. Use of Customer Facilities. (a) General. Customer will provide Service Provider, at no charge, with (i) access to Customer’s premises to the extent reasonably necessary to enable Service Provider to provide the Services (collectively, the “Customer Facilities”) and (ii) office support services for the Service Provider Personnel utilizing such Customer Facilities to the extent reasonably necessary.

(b) Service Provider’s Obligations. To the extent Service Provider is using any part of a Customer Facility to perform the Services, Service Provider will comply with Customer’s standard policies and procedures, as made available to Service Provider, regarding access to and use of the Customer Facilities.

Section 5.02. Service Provider Facilities and Systems. (a) Service Provider Facilities. Service Provider may perform the Services in such facilities maintained by Service Provider, its Subcontractors or Service Provider Affiliates (collectively, “Service Provider Facilities”) as Service Provider reasonably deems appropriate.

(b) Access to Service Provider Systems. Customer will, and will require that all Recipient Personnel who have access to Service Provider Systems in accordance with the provisions of Section 10.02(b), including computer or electronic data storage systems, limit their access to those portions of such systems for which they are authorized in connection with their receipt and use of the Services. Customer will (i) limit such access to those Recipient Personnel who are authorized to use the Services in accordance with the provisions of Section 10.02(b), (ii) maintain and, upon request, make available to Service Provider a written list of the names of each individual who will be granted such access, and (iii) adhere to Service Provider’s security rules and procedures for use of Service Provider Systems so long as Service Provider provides such rules and procedures to Customer. All user identification numbers and passwords disclosed to (i) Recipients to permit any Recipient Personnel to access the Service Provider Systems or (ii) to Service Provider, Service Provider Affiliates or Subcontractors to permit any Service Provider Personnel to access the Customer Systems will be deemed to be, and will be treated as, Confidential Information. Customer will cooperate with Service Provider in the investigation of any apparent unauthorized access by Recipient Personnel to Service Provider Systems. Service Provider shall, in its sole discretion, be entitled to approve or restrict access to Service Provider Systems by any contractor of Customer.

Section 5.03. Unavailability of Service Provider Personnel; Access to Service Provider Consultants and Legal Advisors.

(a) Unavailability of Service Provider Personnel. Subject to Section 5.03(b)(i), if for any reason any Service Provider Personnel is unavailable to perform any Service listed on Schedule A, and the loss of availability of such Service Provider Personnel materially impacts

Service Provider’s ability to perform such Service, Service Provider shall, at Service Provider’s sole discretion, appoint Service Provider Personnel who can serve as a reasonable substitute for such Service Provider Personnel or negotiate in good faith with Customer to determine an alternate means by which Customer can receive such Services. Customer agrees to provide reasonable cooperation as requested by Service Provider with respect to the transition of Service Provider Personnel in connection with the circumstances described in this Section 5.03(a).

(b) Access to Service Provider Consultants and Legal Advisors.

(i) Access to Service Provider Consultants. Service Provider and Customer agree that the Service Provider Personnel listed on Schedule C (“Service Provider Consultants”) shall provide consulting services to Customer on the terms and for the periods set forth on Schedule C (such services, the “Consulting Services”). During such periods the Service Provider Consultants shall continue to be employees of the Service Provider (including with respect to any employee benefit obligations) but will provide the Consulting Services described on Schedule C for Customer and the Recipients. Service Provider shall charge Customer for the provision of the Service Provider Consultants and their Consulting Services as set forth on Schedule C. Notwithstanding the foregoing, if as a result of death, disability, incapacity or termination of employment any Service Provider Personnel acting as a Service Provider Consultant is unavailable to perform such Consulting Services, and such Consulting Services provided by such Service Provider Consultant are still reasonably required by Customer at the time of such Service Provider Consultant’s death, disability, incapacity or termination of employment, Service Provider shall, in consultation with Customer, appoint Service Provider Personnel who can serve as a reasonable substitute for such Service Provider Consultant or negotiate in good faith with Customer to determine an alternate means by which Customer can receive such Consulting Services. Customer agrees to provide reasonable cooperation as requested by Service Provider with respect to the transition of any Service Provider Consultant in connection with the circumstances described in this Section 5.03(b)(i).

(ii) Access to Legal Advisors. In connection with the transition of legal Services, Service Provider will provide Customer, free of charge, with access to its internal and external legal advisors during the Term, solely for the purpose of obtaining and transferring information regarding the Services and the Pharmaceuticals Business and ongoing legal matters pertaining thereto (including, but not limited to, Contracts relating to the Pharmaceuticals Business). Service Provider will appoint a Service Provider employee to act as intermediary and contact for Customer’s queries in connection with this Section 5.03(b)(ii) and shall cooperate in good faith and cause its internal and external legal advisors to support Customer and provide Customer with any reasonably requested information. For the avoidance of doubt, Service Provider does not grant Customer the right to obtain legal advice from Service Provider’s internal and external legal advisors pursuant to this Section 5.03(b)(ii), and Service Provider shall not be responsible for covering the cost of any legal advice received by Customer from any of Service Provider’s external legal advisors.

ARTICLE 6

TECHNOLOGY, SOFTWARE AND PROPRIETARY RIGHTS

Section 6.01. Customer Owned Technology. (a) Definition. The term “Customer Owned Technology” means: (i) Technology owned by Customer or any of its Affiliates; (ii) Technology developed or acquired by Customer or its third-party service providers (other than Service Provider) after the Effective Date; (iii) derivative works, modifications and enhancements to any of the foregoing; and (iv) all Intellectual Property rights subsisting in any of the foregoing.

(b) Ownership by Customer; License to Service Provider. Customer Owned Technology will be owned exclusively by Customer. As of the Effective Date, Customer hereby grants, and shall cause its Affiliates to grant, to Service Provider (and solely to the extent necessary for Service Provider to provide the Services, to Subcontractors) a non-exclusive, worldwide, non-transferable (except as provided in Section 13.02), revocable, fully paid-up, royalty-free right and license, solely during the Term, to, for the express and sole purpose of providing the Services, (i) access, use, execute, reproduce, display, perform, modify, enhance, distribute and create derivative works of the Customer Owned Technology made available by Customer to Service Provider pursuant to this Agreement, and (ii) use the Customer Third Party Technology. Except as otherwise requested or approved by Customer, Service Provider will, and will cause the Service Provider Personnel to, cease all use of Customer Technology upon the later of the end of the Term and the completion of any Termination Assistance Services and the Parties agree that such license will terminate at such date.

Section 6.02. Service Provider Owned Technology. (a) Definition. The term “Service Provider Owned Technology” means Technology owned by Service Provider or a Service Provider Affiliate or Subcontractor and used in connection with the Services, including any modifications, enhancements or derivative works of such Technology or any new Technology developed by Service Provider.

(b) Ownership by Service Provider; License to Customer. Service Provider Owned Technology will be owned exclusively by Service Provider. In addition to any other license rights granted hereunder, Service Provider hereby grants, and shall cause its Affiliates to grant, to each Recipient a nonexclusive, worldwide, non-transferable (except as provided in Section 13.02), fully paid-up, royalty-free right and license, during the Term, to the extent required to fully and completely use the Services, to use all Intellectual Property rights in Service Provider Technology, subject to Section 6.04. The Parties acknowledge that such right and license will terminate upon the termination of the Services. As between the Parties, all Internet addresses, network identification, access codes and telephone numbers provided or issued to Customer or its users by Service Provider or Service Provider Personnel, and not transferred to Customer pursuant to the Purchase Agreement, shall be and remain the sole property of Service Provider.

Section 6.03. No Implied Licenses; Residuals. Except as expressly specified in this Agreement, nothing in this Agreement will be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other Intellectual Property rights in any Technology owned by the other Party or any Affiliate of the other Party. Service Provider shall be free to use its general knowledge, skills and experience, and any ideas, concepts, know how, and techniques that are required or used in the course of providing the Services.

Section 6.04. Required Consents. (a) Prior to the Effective Date, Service Provider will use its commercially reasonable efforts to identify and obtain Required Consents. Service Provider makes no warranty as to the receipt of any Required Consents prior to the Effective Date.

(b) If at any time after the Effective Date either Party identifies or becomes aware of the need to obtain a Required Consent, such Party shall promptly inform the other Party.

(c) After the Effective Date, Service Provider and Customer shall use their respective commercially reasonable efforts to obtain any Required Consents not obtained by Service Provider prior to the Effective Date.

(d) The Parties will each pay fifty percent (50%) of the costs incurred in order to obtain Required Consents, but Service Provider’s share of such costs shall be limited to a maximum of three million dollars ($3,000,000) less the Service Provider’s share of costs of any consents paid for as set forth on Schedule 5.06 of the Purchase Agreement; provided that after Service Provider’s payments of its share of such costs have reached such limit, Customer shall pay 100% of such costs; and provided further that Service Provider shall not obtain any Required Consent that requires any payment without the prior consent of Customer. With the prior consent of Customer, Service Provider may also obtain such Required Consents prior to the Effective Date subject to such cost sharing obligation, which costs will be reconciled after the Effective Date pursuant to the terms of the immediately preceding sentence. If the parties determine that such Required Consent cannot be obtained or Customer elects not to obtain such Required Consent, the Parties shall work together in good faith to determine and adopt such alternative approaches as are necessary and sufficient to provide the Services without such Required Consent. If despite using commercially reasonable efforts, the Parties are unable to adopt an alternative approach, then the affected Services shall be terminated and the Parties will equitably adjust the pricing to reflect the reduced scope of Services; provided, however, that Service Provider may elect, at its sole discretion and cost, to provide an affected Service despite the absence of a Required Consent; provided, further that, in the event that Service Provider makes such election without the prior approval of Customer, Service Provider shall be solely responsible for, and shall indemnify Customer in accordance with the terms of Article 11 with respect to, any Liability arising as a result of Service Provider providing such Service despite the absence of a Required Consent.

ARTICLE 7

CUSTOMER DATA AND PHYSICAL SECURITY

Section 7.01. Definition. The term “Customer Data” means (a) any Information of Customer, its Affiliates or Recipients, or their respective vendors, customers or other business partners that is provided to or obtained by Service Provider in the performance of its obligations under this Agreement, including Information regarding Customer’s businesses, customers, operations, facilities, products, consumer markets, assets and finances, and (b) any Information specific to Customer or Customer’s business that is collected or processed in connection with the Services. For avoidance of doubt, Customer Data does not include Information about the Service Provider Systems or Service Provider Technology.

Section 7.02. Ownership. As between Customer and Service Provider, Customer owns and will continue to own all right, title and interest in and to all Customer Data. Service Provider shall not sell, assign, lease or otherwise dispose of or commercially exploit Customer Data.

Section 7.03. Data Security. Service Provider will establish and maintain safeguards against the destruction, loss or alteration of Customer Data in its possession that are no less rigorous than those in effect for Service Provider’s operations.

Section 7.04. Physical Security for Facilities. Service Provider will be responsible for all security procedures at any Service Provider Facilities. Customer will be responsible for all security procedures at any Customer Facilities.

Section 7.05. HIPAA and Data Protection. Service Provider shall not be obligated to perform any Services contrary to the provisions of HIPAA or any other applicable Law relating to data privacy or data protection.

ARTICLE 8

CONFIDENTIALITY

Section 8.01. Confidential Information. As used herein, “Confidential Information” means any Information of Service Provider or Customer (including all Customer Data) that is not generally known to the public and at the time of disclosure is identified, or would reasonably be understood by the receiving Party, to be proprietary or confidential, whether disclosed in oral, written, visual, electronic or other form, and which the receiving Party (or its contractors or agents) observes or learns in connection with this Agreement. Confidential Information includes: (a) business plans, strategies, forecasts, projects and analyses; (b) financial information and fee structures; (c) business processes, methods and models; (d) employee and vendor information; (e) hardware and system designs, architectures, structure and protocols; (f) product and service specifications; (g) manufacturing, purchasing, logistics, sales and marketing information; and (h) the terms and conditions of this Agreement.

Section 8.02. Obligations. The receiving Party will use the same care and discretion to avoid disclosure, publication or dissemination of any Confidential Information received from the disclosing Party as the receiving Party uses with its own similar information that it does not wish to disclose, publish or disseminate (and in any event will use commercially reasonable efforts in such regard). The receiving Party will: (a) use the disclosing Party’s Confidential Information only in connection with the performance of its obligations under this Agreement or the full enjoyment of its rights hereunder; and (b) not disclose the disclosing Party’s Confidential Information except to (i) its employees, agents and contractors, who have a need to know such Confidential Information in connection with the performance of its obligations under this Agreement or the full enjoyment of its rights hereunder and who have executed Contracts obligating them to keep the Confidential Information confidential, or (ii) its legal, financial or other professional advisors as reasonably necessary. The receiving Party is liable for any unauthorized disclosure or use of Confidential Information by any of its personnel, agents, subcontractors or advisors. The receiving Party will promptly report to the disclosing Party any breaches in security of the receiving Party that may materially and adversely affect the disclosing Party and specify the corrective action taken. Information designated as confidential by Subcontractors shall be deemed Confidential Information hereunder. Customer shall follow any reasonable confidentiality requirements imposed by Subcontractors on Service Provider with respect to such Confidential Information if Service Provider gives Customer prior written notice of such requirements.

Section 8.03. Exceptions To Confidential Treatment. (a) The obligations set forth in Section 8.02 do not apply to any Confidential Information that the receiving Party can demonstrate: (i) is or becomes generally available to the public, other than as a result of a disclosure by the receiving Party or its Affiliates not otherwise permissible hereunder; (ii) was or became available to the receiving Party from a source other than the disclosing Party or its Affiliates; or (iii) is developed independently by the receiving Party without reference to the Confidential Information, except that, in the case of clause (ii), the source of such Confidential Information was not known by the receiving Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing Party with respect to such Confidential Information. Notwithstanding anything in this Section 8.03(a) to the contrary, Confidential Information of Customer related to Customer’s business which was separated from Service Provider will in no event be included within any exception herein and will be subject to Section 8.02 above.

(b) If a receiving Party is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Entity or pursuant to applicable Law to disclose or provide any Confidential Information of the other Party, the Party receiving such request or demand will, subject to applicable Law, use commercially reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable under the circumstances so that such other Party will have an opportunity to seek an appropriate protective Order. The Party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any such Confidential Information, as the case may be, to the extent (and only in such amount) required by such Law (as so advised by counsel) or by lawful process or such Governmental Entity.

Section 8.04. Return or Destruction. Upon the termination or expiration of the Services, each Party will return or certify the destruction of the other Party’s Confidential Information in such other Party’s possession or control.

ARTICLE 9

COMPENSATION

Section 9.01. Service Fee. Customer will pay Service Provider a fee for each Service (each such fee, a “Charge” and collectively the “Charges”), which shall be calculated on the basis set forth on Schedule B. Upon early termination of any individual Service(s) pursuant to Section 12.01(b) hereof or otherwise, the Parties will cooperate in good faith to adjust the monthly Charges paid by Customer hereunder to correspond with the actual Service(s) being provided. Upon the extension of any individual Service(s) pursuant to Section 2.01 hereof, Customer will pay to Service Provider the charges set forth in Schedule B for such Service(s) for each month of additional service; provided, however, that if Customer extends only certain individual Services within an individual service bundle set forth in Schedule B (each such service bundle, a “Service Bundle”), the Parties will cooperate in good faith to adjust the monthly charges paid by Customer to correspond with the scope of Services in such Service Bundle which are being extended.

Section 9.02. Other Expenses. To the extent not included in the Charges, Customer will reimburse Service Provider for those reasonable out-of-pocket expenses incurred by Service Provider solely in connection with its performance of the Services (e.g., travel and freight expenses) (the “Out-of-Pocket Expenses”); provided, however, that such Out-of-Pocket Expenses will not include (i) payments to third parties for items that were routinely incurred by Service Provider prior to the Effective Date (such as for overhead and utilities, supplies, and the like) or (ii) Service Provider’s share of costs for Required Consents pursuant to Section 6.04(d); and provided further that Service Provider will consult with Customer prior to incurring any Out of Pocket Expenses that are individually in excess of $10,000 or, for a group of related expenses, in the aggregate in excess of $25,000, except for any group of expenses related to commonly recurring charges incurred in the ordinary course of business such as freight, prepaid advertising and product vouchers, or other mutually agreed groups of expenses.

Section 9.03. Taxes. In addition to paying the amounts described in Sections 9.01 and 9.02, Customer shall pay, and hold Service Provider harmless against, all sales, use or other Taxes, or other fees or assessments imposed by Law in connection with the provision of the Services, other than any income or franchise Taxes. Customer shall also provide Service Provider with timely resale or other applicable exemption certificates. Service Provider and Customer shall cooperate with each other and use commercially reasonable efforts to assist the other in entering into such arrangements as the other may reasonably request in order to minimize, to the extent lawful and feasible, the payment or assessment of any Taxes relating to the transactions contemplated by this Agreement, including, where appropriate, requiring their Affiliates within a country to enter into a companion Contract for purchase of Services within such country; provided, however, that nothing in this Section 9.03 shall obligate Service Provider to cooperate with, or assist, Customer in any arrangement proposed by Customer that would, in Service Provider’s reasonable discretion, have a detrimental effect on Service Provider or any Service Provider Affiliate with respect to Taxes.

Section 9.04. Invoicing and Payment.

(a) Net Remittance. From the Effective Date through the Collections Completion Date, Service Provider will directly collect and receive payment from trade customers with respect to Product shipments (the “Collection Services”). Service Provider shall calculate the Net Remittance for each calendar month and provide Customer with a Settlement Report. If the Net Remittance is (i) positive, Service Provider shall pay the Net Remittance to Customer or (ii) negative, Customer shall pay the Net Remittance to Service Provider, in each case in accordance with Section 9.04(c).

(b) Settlement Reports. Not later than twenty (20) Business Days following the end of each calendar month during the Term, Service Provider will submit a monthly settlement report (the “Settlement Report”) to Customer setting forth on a country-by-country basis the Net Sales for such lapsed month, detailing the breakdown of gross sales and sales related deductions to the extent reasonably available from Service Provider’s accounting systems, for such lapsed month (in local currency), the physical case volume data for all sales and shipments for such lapsed month, the calculation of the Charges, Out-of-Pocket Expenses and Taxes related to the Services, and the Net Remittance for such calendar month. All Settlement Reports will be based on the actual sales of Products to customers. Within twenty (20) Business Days following the end of the calendar month in which the Collections Completion Date occurs or the Term ends, Service Provider shall send a final Settlement Report to Customer.

(c) Invoicing and Payment Due Date. Service Provider will provide Customer monthly with an invoice for the amount of Net Remittance in case of a negative Net Remittance, and Customer will provide Service Provider monthly with an invoice for the amount of Net Remittance in case of a positive Net Remittance, in each case in United States dollars. Foreign currency will be converted to U.S. dollars at the exchange rate reported by Citibank, N.A. as of the penultimate Business Day of each lapsed month. Payment by Customer in case of a negative Net Remittance and by Service Provider in case of a positive Net Remittance is due thirty (30) days following the date of invoice. Following the Collections Completion Date, Service Provider will invoice Customer monthly in United States dollars. Payments past due shall bear interest calculated on a per annum basis from the due date to the date of actual payment at the Interest Rate; any such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. Customer or Service Provider, as the case may be, shall make payments under this Agreement by electronic funds transfer in accordance with payment instructions provided by Service Provider or Customer from time to time.

(d) Amounts in Dispute. Each Party agrees that it will, unless otherwise directed by the other Party, continue performing its obligations under this Agreement while any dispute with respect to the Services hereunder is being resolved until this Agreement expires or is terminated in accordance with its terms, except that Service Provider may suspend performance of some or all of the Services in the case of such a dispute with regards to Customer’s alleged failure to pay amounts in excess of ten million dollars ($10,000,000), provided, however that if Customer pays such disputed amounts, Service Provider shall continue to perform its obligations under this Agreement and such payment shall not constitute a waiver of any claims that Customer may have with respect to such disputed amounts. Any invoiced amounts which Customer does not dispute must be paid in accordance with the terms of Section 9.04(c). Customer may withhold any disputed amounts on an invoice until such time as such dispute is resolved in accordance with the terms of this Agreement; provided that in the event of resolution of such dispute, any amounts owed by Customer to Service Provider in accordance with the resolution of such dispute is due within thirty (30) days of the date of the resolution of such dispute, after which time the Interest Rate shall be applied to any such amounts which remain unpaid.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 10.01. Representations and Warranties. (a) Authority. Each Party represents and warrants to the other that: (i) it has all requisite legal and corporate power to execute and deliver this Agreement; (ii) it has taken all corporate action necessary for the authorization, execution and delivery of this Agreement; (iii) it is not a party to a Contract with any other person, firm, corporation or other entity that would interfere with its obligations hereunder; and (iv) this Agreement is a legal, valid and binding obligation of it, enforceable against it in accordance with the terms of this Agreement. Each Party’s warranty in clause (iii) above is subject to the obtainment of all Required Consents.

(b) Good Standing. Each Party represents and warrants that it is duly licensed or qualified to do business and is in good standing in every jurisdiction in which a license or other qualification is required for the conduct of its business, except where the failure to be so licensed or qualified would have no material adverse effect on its ability to fulfill its obligations under this Agreement.

Section 10.02. Standard of Care. (a) The Service Provider will perform the Services using efforts and a degree of skill and care substantially similar to the efforts, skill and care that Service Provider applied to the performance of the Services for the Pharmaceuticals Business immediately prior to the execution of the Purchase Agreement. The Services will be provided from the location that Service Provider deems appropriate, in consultation with Customer. The Services will include reports provided by Service Provider for the Pharmaceuticals Business immediately prior to the Effective Date, and thereafter will continue to be provided in substantially the same manner as Service Provider generally provides such reports for its own retained businesses, except to the extent the reports are limited or changed because of the separation of Customer’s and Service Provider’s businesses as contemplated by the Purchase Agreement.

(b) In no event will Service Provider be required to do any of the following: (i) make any customization to the Services (or Service Provider’s associated systems or processes) that are unique to Customer, other than customizations that Service Provider elects to make to support its own shared services environment or that are part of the Base Services or the Consulting Services, (ii) provide Services at any Remote Location, (iii) provide any Service that is specifically listed on Schedule A as being provided only at a specific location at any alternate location; or (iv) subject to Section 9.04(b), provide reports incremental to those provided prior to the Effective Date; provided that in all cases Service Provider will be obligated to provide the Services. Service Provider will provide reasonable access to the Service Provider Systems to Recipient Personnel who may reasonably require such access in connection with receiving the Services.

Section 10.03. Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 10, SERVICE PROVIDER MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS ANY, REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE.

ARTICLE 11

INDEMNITIES, PROCEDURES AND LIMITATIONS

Section 11.01. Indemnification by Customer. Customer agrees to indemnify, hold harmless and defend Service Provider and Service Provider Affiliates and their respective agents, directors, officers, employees, stockholders and representatives, successors and assignees (collectively, the “Service Provider Indemnitees”) from and against any and all Losses suffered or incurred by any Service Provider Indemnitee arising out of any of the following:

(a) any breach of this Agreement by Customer or its Affiliates;

(b) third-party claims for which Customer is liable under Section 2.04;

(c) any Taxes, together with interest and penalties, that are the responsibility of Customer under Section 9.03;

(d) any gross negligence or willful misconduct of Customer or any Recipient in connection with the use of the Services;

(e) any alleged infringement or misappropriation by Customer or any Recipient of any Software, Technology or any other Intellectual Property developed, used, or made accessible in connection with the Services, except to the extent caused by infringement or misappropriation by Service Provider, Service Provider Affiliates or any of their respective Subcontractors or the Service Provider Personnel of such Software, Technology, or other Intellectual Property, or by the violation by any such Persons of any license terms or usage instructions pertaining thereto; or

(f) any personal injury to employees of Customer or its Affiliates (or any other persons designated by Customer) while at facilities of Service Provider, to the extent such Losses do not result from the negligence or willful misconduct of Service Provider.

Section 11.02. Indemnification by Service Provider. Service Provider agrees to indemnify, hold harmless and defend Customer and its Affiliates and their respective agents, directors, officers, employees, stockholders and representatives, successors and assignees (collectively, the “Customer Indemnitees”) from and against any and all Losses suffered or incurred by any Customer Indemnitee arising out of any of the following:

(a) any breach of this Agreement by Service Provider, its Affiliates, Subcontractors or Service Provider Personnel, but only to the extent that such Losses are direct Losses of Customer and do not arise from third-party claims against the Customer Indemnitees;

(b) any gross negligence or willful misconduct of Service Provider, its Affiliates, Subcontractors or Service Provider Personnel in connection with the provision of the Services;

(c) Service Provider’s election not to obtain a Required Consent, as set forth in Section 6.04(d);

(d) any alleged infringement or misappropriation by Service Provider, its Affiliates, Subcontractors and Service Provider Personnel of any Software, Technology or any other

Intellectual Property developed, used, or made accessible in connection with the Services, except to the extent caused by infringement or misappropriation by Customer or a Recipient or any of their respective contractors of such Software, Technology, or other Intellectual Property, or by the violation by any such Persons of any license terms or usage instructions provided to Customer by Service Provider; or

(e) any personal injury to employees of Service Provider or Service Provider Affiliates (or any other persons designated by Service Provider) while at facilities of Customer, to the extent such Losses do not result from the negligence or willful misconduct of Customer.

Section 11.03. Indemnification Procedures; Calculation of Indemnity Payments.

(a) Indemnification Procedures. The provisions of Section 9.05 of the Purchase Agreement relating to indemnification procedures shall be incorporated by reference herein, mutatis mutandis, provided that, for the purposes of interpreting this Agreement, Section 9.05 of the Purchase Agreement shall be read as follows: (i) all references to “Section 9.03” shall be replaced with “Section 11.02,” (ii) all references to “Section 9.04” shall be replaced by “Section 11.01,” (iii) all references to “Article IX” shall be replaced by “Article 11,” (iv) all references to “Taxes” shall be ignored, and (v) all references to “Article X” shall be replaced with “Article 13”.

(b) Calculation of Indemnity Payments. The provisions of Section 9.07 of the Purchase Agreement relating to the calculation of indemnity payments shall be incorporated by reference herein, mutatis mutandis, provided that, for the purposes of interpreting this Agreement, all references to “Article IX” in Section 9.07 of the Purchase Agreement shall be replaced with “Article 11.”

Section 11.04. Limitations on Liability. (a) Except for Losses arising out of or resulting from (i) the gross negligence or willful misconduct of Service Provider, its Affiliates or Service Provider Personnel or breach of Article 8, (ii) non-payment of Net Remittances, or (iii) Service Provider’s indemnity obligations for third-party claims set forth in Section 11.02, the total aggregate liability of Service Provider for breach of this Agreement shall be limited to twenty million dollars ($20,000,000); provided that in the event of Losses arising from gross negligence or willful misconduct of a Subcontractor or employees, representatives, contractors or agents of a Subcontractor, such limit shall be the greater of (i) the amounts recoverable by Service Provider from such Subcontractor in connection with such Losses or (ii) twenty million dollars ($20,000,000).

(b) Except for Losses arising out of or resulting from (i) the gross negligence or willful misconduct of Customer or its Affiliates or breach of Article 8, (ii) non-payment of Charges, Out-of-Pocket Expenses and Taxes due under this Agreement, or (iii) Customer’s indemnity obligations for third-party claims set forth in Section 11.01, the total aggregate liability of Customer for breach of this Agreement shall be limited to twenty million dollars ($20,000,000).

(c) Each Party shall use its commercially reasonable efforts to mitigate Losses for which it seeks recourse hereunder, including by promptly pursuing recovery under available insurance policies, provided, however, that the failure of such Party to successfully mitigate such Losses shall not affect such Party’s right to seek recourse with respect to such Losses so long as such Party shall have used its commercially reasonable efforts to mitigate.

(d) EXCEPT IN THE CASE OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, NO PARTY TO THIS AGREEMENT OR ITS AFFILIATES SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ITS AFFILIATES FOR EXEMPLARY, SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, LOST PROFITS, LOST SALES, BUSINESS INTERRUPTIONS OR LOST BUSINESS OPPORTUNITIES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE (OR FAILURE TO PERFORM) HEREUNDER, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY HAD BEEN APPRISED OF THE LIKELIHOOD THEREOF.

(e) Regardless of any other rights under any other agreements or mandatory provisions of Law, neither Service Provider nor Customer shall have the right to set-off the amount of any Losses it may have under this Agreement, whether contingent or otherwise, against any amount owed by such Party to the other Party, whether under this Agreement or otherwise.

Section 11.05. Indemnification and Limitations on Liability Relating to Negligence and Strict Liability. EXCEPT AS EXPRESSLY PROVIDED HEREIN, ALL LIMITATIONS ON LIABILITY CONTAINED IN SECTION 11.04 AND ALL INDEMNITIES SHALL APPLY WHETHER OR NOT THE INDEMNITEE OR PARTY CLAIMING DAMAGES WAS OR IS CLAIMED TO BE PASSIVELY, CONCURRENTLY OR ACTIVELY NEGLIGENT, AND REGARDLESS OF WHETHER LIABILITY WITHOUT FAULT IS IMPOSED OR SOUGHT TO BE IMPOSED ON SUCH INDEMNITEE OR PARTY.

Section 11.06. Sole Remedy. From and after the Effective Date, the sole and exclusive remedy of a Party to this Agreement with respect to any and all claims relating to this Agreement, the provision of the Services or any other obligations hereunder (other than claims of, or causes of action arising from, fraud and except for seeking specific performance or other equitable relief to require a party to perform its obligations under this Agreement) shall be pursuant to the indemnification provisions set forth in this Article 11.

Section 11.07. Waiver of Subrogation. Service Provider shall use commercially reasonable efforts to cause its insurers to waive their rights of subrogation against Customer with respect to any Losses. Likewise, Customer shall use commercially reasonable efforts to cause its insurers to waive their rights of subrogation against Service Provider with respect to any Losses.

ARTICLE 12

TERMINATION

Section 12.01. Termination Rights. (a) Termination for Cause. In addition to, and not in limitation of, any other termination rights set forth in this Agreement, either Party may, by giving written notice to the other Party, terminate this Agreement if such other Party commits a material breach of this Agreement (a “Default”) which Default is not cured within thirty (30) days after notice of the Default. Subject to Section 12.02, for purposes hereof, non-payment by Customer shall be deemed a Default.

(b) Termination for Convenience. Customer may terminate this Agreement at any time by giving Service Provider at least sixty (60) days prior written notice (such notice, the “Termination for Convenience Notice”) designating the termination date. If Customer seeks to terminate some, but less than all, of the Services, then the following procedures shall apply:

(i) prior to giving any Termination for Convenience Notice for less than all the Services, Customer must provide Service Provider notice of its intent to terminate some, but less than all, of the Services (such notice, a “Notice of Intent to Terminate for Convenience”);

(ii) within fifteen (15) days following receipt of a Notice of Intent to Terminate for Convenience from Customer, Service Provider will identify to Customer the interdependencies among Services, if any, that may exist that require Service Provider to terminate additional Services in connection with termination of the Services that Customer has selected for termination (the “Full Set of Interdependent Services”); and

(iii) only after identification of the Full Set of Interdependent Services may Customer give such a Termination for Convenience Notice, and such Termination for Convenience Notice must terminate such Full Set of Interdependent Services. Promptly following any termination the Parties shall determine an equitable reduction of the Charges.

(c) Liability. Upon any such termination for convenience, the Parties will equitably adjust the pricing to reflect the reduced scope of the Services. As of the effective date of such termination, Service Provider shall no longer provide the terminated Services, Customer shall no longer be obligated to pay Charges, Out-of Pocket Expenses or Taxes for, or the relevant portion of, the terminated Services. Customer will remain liable for fees and expenses for all properly performed Services up to the effective date of such termination.

(d) For Insolvency. If either Party (i) files for bankruptcy, (ii) becomes or is declared insolvent, or is the subject of any Proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver or similar officer for Service Provider, (iii) makes an assignment for the benefit of all or substantially all of its creditors, (iv) takes any corporate action for its winding-up, dissolution or administration, or (v) enters into a Contract for the extension or readjustment of substantially all of its obligations, then the other Party may terminate this Agreement for cause as of a date specified in a written termination notice.

Section 12.02. Termination for Non-Payment. Service Provider may, upon written notice to Customer, terminate this Agreement if Customer has failed to pay any undisputed charges within thirty (30) days after receiving written notice from Service Provider of the possibility of termination for failure to make such payments.

Section 12.03. Survival. Upon termination of this Agreement in accordance with its terms, this Agreement shall terminate and will be of no further force or effect, except the following provisions shall survive termination of this Agreement: Section 2.04, Section 4.02, Section 6.01(b), Section 6.02(b), Section 6.03, Section 7.02 and Section 12.03 and Articles 1, 8, 11 and 13.

Section 12.04. Rights Upon Termination or Expiration. At Customer’s request and expense, Service Provider will provide Customer with reasonable information and assistance to facilitate the transition responsibility for the Services to Customer or its designee (“Termination Assistance Services”). The provision of such Termination Assistance Services shall be subject to the Parties’ agreement on a detailed work plan and the availability of the applicable Service Provider resources. In no event shall Service Provider be required to provide any specialized or customized services as part of the Termination Assistance Services.

ARTICLE 13

GENERAL

Section 13.01. Construction. (a) References to Customer Includes Recipients. Customer is fully responsible and liable for the Recipients’ compliance with this Agreement, and any actions, omissions, or materials provided by any Recipients other than Customer shall be deemed to be Customer’s actions, omissions, or materials provided by Customer.

(b) General. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. In the event of any conflict between the provisions of the body of this Agreement and the Schedules, the provisions of the body of this Agreement shall control. The descriptive headings of the several Articles and Sections of this Agreement and the Schedules to this Agreement and the Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “or” is not exclusive and “include”, “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) references to an “Article”, “Section” or “Schedule” refer to an Article of, a Section of, or Schedule to, this Agreement unless otherwise expressly specified; (ix) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (x) any reference to a day or to a date shall be to such day or date in the Eastern time zone of the United States.

(c) Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 13.02. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights and obligations of the Parties hereunder may be assigned by either Party hereto without the prior written consent of the other Party hereto. Any attempted assignment or transfer in violation of this Section 13.02 shall be void.

Section 13.03. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each Party hereto shall have received one or more counterparts hereof signed by the other Party hereto.

Section 13.04. Entire Agreement. This Agreement and Schedules attached hereto constitute the entire understanding between the Parties with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 13.05. Dispute Resolution. Any dispute arising under this Agreement shall be considered in person or by telephone by both Parties’ Relationship Managers within seven (7) days after receipt of a notice from either Party specifying the nature of the dispute (the date of receipt of such notice by the relevant Party, the “Dispute Date”). If for any reason, including the failure to meet or communicate, the Relationship Managers have not resolved such dispute to the satisfaction of both Parties within thirty (30) days after the Dispute Date, then either Party may commence Proceedings for the resolution of such dispute, subject to the terms of this Agreement. Notwithstanding the foregoing, the terms of this Section 13.05 shall not apply in the event that indemnification is being pursued in accordance with Article 11.

Section 13.06. Force Majeure. (a) “Force Majeure Event” means any event beyond the reasonable control of the Party affected that significantly interferes with the performance by such Party of its obligations under this Agreement, including acts of God, civil disturbances, interruptions by Orders, present and future valid Orders of any regulatory body having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, epidemics, landslides, lightning, earthquakes, fire, storm, floods, washouts, explosions, breakage or accident to machinery, or, with respect to Service Provider, the strikes, lockouts or industrial disputes or disturbances of Subcontractors.

(b) If a Force Majeure Event is claimed by either Party, the Party making such claim shall orally notify the other Party as soon as reasonably possible after the occurrence of such Force Majeure Event and, in addition, shall provide the other Party with written notice of such Force Majeure Event within five (5) days after the occurrence of such Force Majeure Event.

(c) Except for Customer’s obligations to make payments hereunder, neither Party hereto will be liable for any nonperformance or delay in performance of the terms of this Agreement when such failure is due to a Force Majeure Event. If either Party relies on the occurrence of a Force Majeure Event as a basis for being excused from performance of its obligations hereunder, such Party relying on the Force Majeure Event shall (i) provide an estimate of the expected duration of the Force Majeure Event and its probable impact on performance of such Party’s obligations hereunder and (ii) provide prompt notice to the other Party of the cessation of the Force Majeure Event. If Service Provider does not perform all or any of the Services due to a Force Majeure Event, Customer will not be obligated to pay the Charges for such Service.

(d) Upon the occurrence of a Force Majeure Event, the same will, so far as possible, be remedied using commercially reasonable efforts. It is understood and agreed that nothing in this Section 13.06(d) shall require the settlement of strikes, lockouts or industrial disputes or disturbances by acceding to the demands of any opposing party therein when such course is inadvisable in the discretion of the Party having the difficulty.

Section 13.07. Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto will cooperate with each other and use commercially reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement.

Section 13.08. Governing Law. This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles.

Section 13.09. Commencement of Proceedings. Service Provider irrevocably agrees that any legal Proceeding brought by it or any Service Provider Affiliate against Customer or any of its Affiliates arising out of or in connection with this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and Service Provider hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such Proceeding.

Section 13.10. Independent Contractors. Service Provider is an independent contractor, with all of the attendant rights and liabilities of an independent contractor, and not an employee of Customer or, except for authorizations specifically described in a Schedule with respect to a particular function, an agent of Customer. Any provision in this Agreement, or any action by Customer, that may appear to give Customer the right to direct or control Service Provider in performing under this Agreement means that Service Provider shall follow the desires of Customer in results only.

Section 13.11. Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one business day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

If to Service Provider:

The Procter & Gamble Company

Mason Business Center

8700 Mason Montgomery Road

Box 2180 Mason, Ohio 45040

Attn: Daniel Hecht, Relationship Manager

Facsimile: (513) 622-2236

With a copy to:

The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

Attn: Associate General Counsel – Global Transactions

Facsimile: (513) 983-7635

If to Customer:

Warner Chilcott

100 Enterprise Drive

Rockaway, New Jersey 07866

Attention: Izumi Hara, General Counsel

Facsimile: (973) 442-3310

With a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: George R. Bason, Jr., Michael Davis

Facsimile: (212) 450-3800

Section 13.12. Publicity. Except as otherwise required by Law, each of Service Provider and Customer will consult with the other and obtain the prior written consent of the other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making, or permitting any agent or Affiliate to make, any public statements with respect to this Agreement or the transactions contemplated hereby.

Section 13.13. Amendments and Waivers. This Agreement and the Schedules may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by the Parties hereto or, in the case of a waiver, by or on behalf of the Party waiving compliance. No course of dealing between the Parties shall be effective to amend or waive any provision of this Agreement.

Section 13.14. Severability. In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

Section 13.15. No Third-Party Beneficiaries. Except with respect to Indemnitees pursuant to Article 11, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties hereto and their successors and permitted assigns, any legal or equitable rights hereunder.

Section 13.16. Limitation for Proceedings. Any Proceeding for breach of this Agreement must be commenced within one (1) year after the expiration or termination of this Agreement, except for Proceedings for breach of Article 11, which must be commenced within one (1) year of receipt of the third-party claim subject to such Proceedings.

Section 13.17. Real Estate. Promptly after the execution of the Purchase Agreement, P&G and Purchaser shall negotiate in good faith arrangements (the “Occupancy Arrangements”) by which Customer’s employees may occupy premises owned or leased by P&G or its Affiliates after the Closing Date for the purpose of conducting the Pharmaceuticals Business as operated by Customer and its Subsidiaries. The terms of the Occupancy Arrangements shall be substantially as set forth on Schedules D and E hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, Service Provider and Customer have duly executed this Agreement as of the date first written above.

THE PROCTER & GAMBLE COMPANY

by:	/s/ Teri L. List
Name:
Title:

WARNER CHILCOTT PLC

by:	/s/ Izumi Hara
	Name:	Izumi Hara
	Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature page to Transition Services Agreement]

WARNER CHILCOTT PLC

by:	/s/ Claire Gilligan
	Name:	Claire Gilligan
	Title:	Vice President, UK Operations